STOCK PURCHASE AGREEMENT

among

CAPITAL GROWTH PARTNERS, LLC

a Utah limited liability company

and

UNITED PARK CITY MINES COMPANY

a Delaware corporation

and

SELLERS

referred to herein

_____________________

Dated as of February 21, 2002

_____________________

TABLE OF CONTENTS

Page

Section 1. SALE AND PURCHASE OF THE SHARES

1.1 Purchase of the Shares

1.2 Purchase Price

Section 2. CLOSING

Section 3. DEPOSIT AGREEMENT

Section 4. REPRESENTATIONS AND WARRANTIES OF SELLERS; REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1 Organization and Authority of Sellers; Title to Shares.

4.2 Organization and Capitalization of the Company; Authority to Enter Into Agreement

4.3 Financial Statements

4.4 Books and Records

4.5 Title to Properties; Encumbrances

4.6 No Undisclosed Liabilities

4.7 Taxes

4.8 Employee Benefit Plans

4.9 Compliance with Legal Requirements; Governmental Authorizations

4.10 Legal Proceedings; Orders

4.11 Absence of Certain Changes and Events

4.12 Contracts; No Defaults

4.13 Insurance

4.14 Environmental Matters

4.15 Employees

4.16 Certain Payments

4.17 Brokers or Finders

4.18 Intellectual Property

4.19 SEC Compliance

Section 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Good Standing and Corporate Power

5.2 Authorization

5.3 No Conflicts

5.4 Brokers

5.5 Investment Representations

5.6 No Other Representations and Warranties as to the Company

Section 6. COVENANTS

6.1 Confidentiality

6.2 Conduct of Business of the Company

6.3 Access to Information

6.4 No Solicitation of Transactions

6.5 Further Action; Best Efforts

6.6 Public Announcements

6.7 Recommendation of Company 18

6.8 Parsons, Behle and Latimer

6.9 Delivery of Notices

Section 7. TENDER OFFER

7.1 The Offer

7.2 Cooperation

7.3 Payment for Remaining Shares

7.4 Limitations on Amending the Offer

7.5 Reimbursement of Expenses

7.6 Penalties for Breach of Offer Provisions

Section 8. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

8.1 Accuracy of Representations and Warranties

8.2 Performance

8.3 Due Diligence

8.4 No Proceedings

8.6 No Claim Regarding Stock Ownership or Sale Proceeds

Section 9. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

9.1 Accuracy of Representations and Warranties

9.2 Performance

Section 10. CLOSING DELIVERIES

Section 11. TERMINATION OF AGREEMENT

11.1 Right to Terminate Agreement

11.2 Effect of Termination; No Survival

11.3 Termination Fees

Section 12. INDEMNIFICATION

Section 13. MISCELLANEOUS PROVISIONS

13.1 Compliance with Laws

13.2 Governing Law

13.3 Venue and Jurisdiction; Consent to Service of Process; Waiver of Jury Trial

13.4 Notices

13.5 Table of Contents and Headings

13.6 Assignment

13.7 Parties in Interest

13.8 Severability

13.9 Entire Agreement

13.10 Waiver

13.11 Fees and Expenses

13.12 Remedies

13.13 Amendments

13.15 Survival of Representations, Warranties and Covenants

13.14 Interpretation of Agreement

13.16 Counterparts

13.17 Definitions

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of February 21, 2002, by and among Capital Growth Partners, LLC, a Utah limited liability company ("Purchaser"), United Park City Mines Company, a Delaware corporation (together, with its Subsidiaries, the "Company"), and those entities whose names are set forth on Schedule A attached hereto (such entities are hereinafter collectively referred to as "Sellers" and each individually as a "Seller"). Certain capitalized terms used in this Agreement are defined in Section 13.

RECITALS

A. Sellers desire to sell, and Purchaser desires to purchase, certain shares of the capital stock of the Company which are owned by Sellers and are set forth in detail on Schedule A, as it may be amended from time to time (collectively, the "Shares"), for the consideration and on the terms set forth in this Agreement.

B. Purchaser also desires to purchase the remaining shares of the capital stock of the Company by means of a tender offer in connection with the acquisition of the Shares.

AGREEMENT

Purchaser and Sellers, intending to be legally bound, agree as follows:

Section 1. SALE AND PURCHASE OF THE SHARES

1.1 Purchase of the Shares. Subject to the terms and conditions at this Agreement, at the Closing, each Seller will sell and transfer such Seller's Shares to Purchaser, and Purchaser will purchase the Shares from such Seller.

1.2 Purchase Price; Schedule A. The purchase price payable by Purchaser for the Shares shall be $25.00 per share in cash for an aggregate purchase price of $45,125,188.75 (subject to amendment based upon the total number of Shares set forth in Schedule A, as amended, on the Closing Date) in cash (the "Purchase Price"). Sellers shall promptly amend Schedule A if they obtain Knowledge that any information contained in Schedule A is incorrect.

Section 2. CLOSING

The closing of the transactions contemplated by Sections 1 and 3 (the "Closing") shall be held at the offices of Holme Roberts & Owen LLP, 111 East Broadway, Suite 1100 in Salt Lake City, Utah, or at such other place as may be jointly designated by Purchaser and Sellers, which Closing shall be held on the date (the "Closing Date") which is the date which is the later of (a) the date that is 120 days after the date of this Agreement or (b) if a Proceeding is initiated as described in Section 8.4 (an "Extension Event") within the first 120 days after the date of this Agreement, the date that is the earlier of (i) ten business days following the date of the final disposition of the Extension Event, (ii) 90 days after the date of initiation of the Extension Event, or (iii) 210 days after the date of this Agreement (both (a) and (b), the "Initial Closing Date Deadline"); provided, however, that Purchaser may, at its election, postpone the date of the Closing (a "Postponement") by 60 days after the Initial Closing Date (the "Postponement Period") upon written notice to Sellers. If an Extension Event is initiated within the Postponement Period, the Closing Date shall be postponed until the earlier of (a) 270 days after the date of this Agreement or (b) the later of (i) 60 days after the beginning of the Postponement Period, (ii) 10 days after the final disposition of the Extension Event or (iii) 90 days after the date of initiation of the Extension Event.

Section 3. DEPOSIT AGREEMENT

Contemporaneously with the execution and delivery of this Agreement, Purchaser and Sellers shall enter into a Deposit Agent Agreement (the "Deposit Agreement"), a copy of which is attached to this Agreement as Exhibit A and Purchaser shall deposit with Zions First National Bank as agent for Sellers (the "Deposit Agent") the sum of $1,500,000 in cash (or at the option of Purchaser a letter of credit issued by a United States bank acceptable to the Sellers (the "LC")) (the "Deposit") in accordance with the terms of the Deposit Agreement. If the Deposit is in the form of cash, Purchaser may at any time upon five business days written notice to the Deposit Agent, replace such cash with an LC, except as provided in the Deposit Agreement; if the Deposit is in the form of an LC, Purchaser may at any time upon three business days written notice to the Deposit Agent, replace the LC with cash.

The Deposit shall be applied as follows:

(i) to the Purchase Price at the Closing, if the Closing occurs;

(ii) if (a) the Closing does not occur, and if Purchaser has not elected a Postponement or (b) Purchaser has elected a Postponement but the Agreement terminates as a result of an Extension Event extending the Postponement Period to 270 days after the date of this Agreement (or, as applicable, 90 days after the initiation of the Extension Event) without it having been terminated by Purchaser prior to such date, then the Deposit shall be returned to Purchaser subject to the terms of the Deposit Agreement within three days from the date of termination of this Agreement or expiration of the 270 day period (or the period ending 90 days after the initiation of the Extension Event, if applicable), as applicable;

(iii) if there is a Postponement and the Closing does not occur within the Postponement Period (other than as set forth in subsection (ii) above), the Deposit shall be delivered to Sellers, subject to the terms of the Deposit Agreement; provided, however, that the Deposit shall be promptly returned to Purchaser if (a) any Seller is in Breach of its representations and warranties contained in Section 4.1(f) which has not been cured and, as a result of which, Purchaser will not be able to acquire from Sellers at Closing, free and clear of all claims and Encumbrances, at least fifty-one percent (51%) of the outstanding common stock of the Company as of the Closing Date after assuming that all options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock, as applicable, (b) if Purchaser has satisfied its obligations under Sections 9.1 and 9.2 of this Agreement in all material respects and all of the conditions specified in Section 10(a) have not been satisfied (provided however, that for the purposes of this subsection, (i) Sellers and the Company need to satisfy the conditions of Section 10(a) only with respect to at least fifty-one percent (51%) of the outstanding common stock of the Company as of the Closing Date (assuming that all options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock, as applicable), (ii) incorrect representations and warrantees contained in the certificate required by Section 10(a)(ii) of which Sellers or the Company had no Knowledge prior to or at Closing shall not be considered a failure to satisfy the conditions specified in Section 10(a), and (iii) if Purchaser had Knowledge of any such incorrect representation or warranty prior to Closing, such incorrectness shall not be considered a failure by Sellers or the Company to satisfy the conditions specified in Section 10(a)), or (c) all of the conditions specified in Sections 9.1 and 9.2 have been satisfied in all material respects but a Proceeding prevents the parties from completing the Contemplated Transactions. If Sellers retain the Deposit under this Section, the parties agree that since any damages to Sellers under this Agreement may be difficult to ascertain, the Deposit shall constitute liquidated damages as Sellers' sole and exclusive remedy in law or equity for any Breach or termination of this Agreement by Purchaser at any time or for any failure to close during the Postponement Period;

(iv) if Sellers or the Company have received a Superior Offer and if any temporary restraining order, preliminary or permanent injunction or other order has been issued by any United States federal or state court of competent jurisdiction or other material legal restraint or prohibition has been issued or promulgated by a United States federal or state governmental entity, court or agency in a Proceeding which was initiated by a party other than the Company or Sellers (not including Non-Selling Shareholders, defined below) having the effect of compelling the Sellers to consider a Superior Offer and to sell the Shares to the originator of the Superior Offer, then the Deposit shall be returned to Purchaser within three days from the date of issuance of any such injunction or order; and

(v) if the Company withdraws its recommendation of the Offer and/or recommends a Superior Offer, then the Deposit shall be returned to the Purchaser, provided that in order to obtain return of the Deposit under this subsection (v), Purchaser must terminate this Agreement within ten days of receipt of written notice of such withdrawal or recommendation and in such event Sellers shall return the Deposit within 3 business days of receipt of such notice.

Notwithstanding the foregoing, if an action, suit, proceeding or demand described in Section 12(a) herein has been brought before the date Closing occurs or the date this Agreement terminates, the Deposit shall remain with the Deposit Agent until such proceeding has been resolved, in order that the Deposit may be used to secure Purchaser's obligations under Section 12(a).

(b) At any time prior to a Postponement, Purchaser may notify Sellers of its intention not to proceed to the Closing of this Agreement. In such event, the Deposit Agent shall promptly return the Deposit to Purchaser and this Agreement shall be terminated pursuant to the terms of Section 11 herein.

Section 4. REPRESENTATIONS AND WARRANTIES OF SELLERS; REPRESENTATIONS AND WARRANTIES OF COMPANY

Each Seller represents and warrants, separately and not jointly, to Purchaser the representations and warranties as set forth in Section 4.1. The Company represents and warrants to Purchaser all other representations and warranties as set forth in Sections 4.2 through 4.19.

4.1 Organization and Authority of Sellers; Title to Shares.

(a) Such Seller (i) is, if not an individual, an entity duly organized, validly existing and in good standing under the laws of the state of incorporation or organization pursuant to which each is organized, and (ii) has full power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

(b) (i) Such Seller has full power and authority to execute, deliver and perform this Agreement and all of the ancillary agreements to which such Seller is a party; (ii) the execution, delivery and performance of this Agreement and the ancillary agreements to which such Seller is a party have been duly authorized and approved by such Seller's board of directors, managers, general partners or other governing authority, as applicable pursuant to such Seller's Organizational Documents, and do not require any further authorization or Consent of such Seller; and (iii) this Agreement and each of the ancillary agreements to which such Seller is a party have been duly authorized, executed and delivered by such Seller and each is the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) conflict with, result in a Breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares under (i) the Organizational Documents of such Seller, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which such Seller is subject or by which such Seller is bound, or (iii) to the Knowledge of such Seller, any Order issued on or before this date to which such Seller is a party or any of the respective assets or properties of such Seller is subject or by which such Seller is bound.

(d) Except as set forth in Section 4.1 of the Disclosure Schedule, no Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(e) Of the issued and outstanding common stock of the Company, 1,805,007.55 shares are held of record by Sellers and are being sold pursuant to this Agreement and 917,778.45 shares are held of record by Loeb Investors Co. XL ("Loeb") for the benefit of third parties (the "Non-Selling Parties") and are not being sold pursuant to this Agreement.

(f) Sellers are and will be at the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances, which Shares are fully paid and non-assessable. On the Closing Date, Sellers will convey to Purchasers good and marketable title to the Shares free and clear of any Encumbrance. No Person has a right or option to purchase, acquire or encumber the Shares.

4.2 Organization and Capitalization of the Company; Authority to Enter Into Agreement.

(a) The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of Utah. The Company has delivered to Purchaser true, accurate and complete copies of the Organizational Documents of the Company, as currently in effect. Set forth in Section 4.2 of the Disclosure Schedule is a list of the authorized equity securities of the Company, the par value per share, the number of shares issued and outstanding and the number of options to acquire shares of said common stock issued and outstanding. Other than as listed in Section 4.2 of the Disclosure Schedule or stock options granted in the ordinary course under the Company's existing stock option plans, there are no outstanding or authorized equity securities, rights or other Contracts or commitments that could require the Company to issue equity securities.

(b) Except as set forth in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company will:

(i) directly or indirectly, (with or without notice or lapse of time) conflict with, result in a Breach of the terms, conditions or provisions of, constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or loss of rights under, or result in the creation or imposition of any Encumbrance upon (1) the Organizational Documents of the Company, (2) any material vote, instrument, agreement, mortgage, lease, license, Contract, franchise, permit or other authorization, right, restriction or obligation to which the Company is subject or by which the Company is bound or (3) to the Knowledge of the Company, any Order issued on or before this date;

(ii) to the Knowledge of the Company, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company and each of its Subsidiaries is subject;

(iii) to the Knowledge of the Company, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company and that applies to the maintenance of mines owned by the Company and its real estate development entitlements;

(iv) to the Knowledge of the Company, contravene, conflict with, or result in a violation or Breach of any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

(v) contravene, conflict with, or result in a violation of any resolution adopted by the Board of Directors or the stockholders of the Company; and

(vi) to the Knowledge of the Company, result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(c) Section 4.2 of the Disclosure Schedule contains a complete and accurate list for the Company, of the jurisdictions in which it is authorized to do business, and its capitalization (including to the Knowledge of the Company the identity of each stockholder holding 5% or more of any class of capital stock of the Company and the number of shares held by each). As of the date hereof, there are 3,249,411 shares of the Company's common stock outstanding (of which 1,294 shares are held as treasury shares). All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company other than (i) 100,833 outstanding options to acquire the Company's common stock or (ii) options that may be granted under the Company's existing stock option plan as set forth in Section 4.2 of the Disclosure Schedule. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Section 4.2 of the Disclosure Schedule

(d) (i) The Company has full power and authority to execute, deliver and perform this Agreement and all the ancillary agreements to which it is a party; (ii) the execution, delivery and performance of this Agreement and the ancillary agreements to which the Company is a party have been duly authorized and approved by the Company's Board of Directors, and do not require any further authorization or Consent of the Company; and (iii) this Agreement and each of the ancillary agreements to which the Company is a party have been duly authorized, executed and delivered by the Company and each is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditor's rights, and subject to general equity principles and to limitations on availability of equity relief, including specific performance.

4.3 Financial Statements. As of the date of execution hereof, Sellers and the Company have provided Purchaser, or made available to Purchaser as part of the Company SEC Documents (as defined below), the Company's most recent audited financial statements and all interim financial statements since December 31, 2000 that have been prepared by the Company. The financial statements (including any related notes) contained in reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act since January 1, 1998 through the date hereof (the "Company SEC Documents"): (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby.

4.4 Books and Records. All of the books of account, minute books, stock record books and other records of the Company for the preceding five years are in possession of the Company and have been made available to Purchaser.

4.5 Title to Properties; Encumbrances. The Company has delivered or made available to Purchaser copies of all title reports of the Company completed since January 1, 1999. To the Knowledge of the Company, there are no other title reports of the Company and no conflicting title reports for such period. To the Knowledge of the Company, there have been no notices of violations against any of the Company's properties. To the Knowledge the Company, none of the Company's property or assets is subject to an Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body with or without compensation; nor, to the Knowledge of the Company, has any condemnation, expropriation or taking been proposed; nor, except as set forth in Section 4.5 of the Disclosure Schedule has the Company received (i) any written notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirements relating to its properties or (ii) written notice of any material change of zoning which specifically affect the Company's properties or the Company's use thereof.

4.6 No Undisclosed Liabilities. As of the date hereof, the Company has no liabilities of the type required to be disclosed in financial statements prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents and (ii) liabilities incurred in the ordinary course of the real estate development business.

4.7 Taxes.

(a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to the Company for the five fiscal years prior to the date hereof. The Company has delivered or made available to Purchaser copies of all such Tax Returns relating to income or franchise taxes filed since, and including, 1998. Section 4.7 of the Disclosure Schedule contains a complete and accurate list of all such Tax Returns relating to income or franchise taxes filed since, and including, 1998. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such taxes, if any, as are listed in Section 4.7 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the balance sheet and the interim balance sheet.

(b) Section 4.7 of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonable detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Section 4.7 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Except as disclosed in Section 4.7 of the Disclosure Schedule, the Company has received no notice of a proposed assessment or audit.

(c) All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) Except as disclosed in Section 4.7 of the Disclosure Schedule, the Company has not entered into any agreements with the IRS within the five years preceding the date hereof.

4.8 Employee Benefit Plans. (a) Section 4.8 of the Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of ERISA) and (ii) any material Contracts, arrangements or understandings between the Company and any employee of the Company, including, without limitation, any Contracts, arrangements or understandings relating to or impacted by a sale of the Company (collectively, the "Plans"). The Company has made available to Purchaser a true and correct copy of (i) all such Plans, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by any applicable Legal Requirement, if any, (iv) the most recent actuarial report or valuation, if any, relating to a Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the IRC.

(b) No action, claim or proceeding is pending or, to the Knowledge of the Company, Threatened with respect to any Plan (other than claims for benefits in the ordinary course) that could reasonably be expected to have an effect that is materially adverse to the business assets, liabilities, financial condition or results of operation of the Company and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding. To the Knowledge of the Company, except as set forth in Section 4.8 of the Disclosure Schedule, the Company has made all filings with all Governmental Bodies with respect to all such Plans required to be made since January 1, 1999.

4.9 Compliance with Legal Requirements; Governmental Authorizations.

(a) Set forth in Section 4.9 of the Disclosure Schedule is a list of all material notices received during the five years previous to the date hereof from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or Primary Governmental Authorization (as defined below), or (ii) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or which would limit the manner in which the Company engages in business.

(b) Section 4.9 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that, to the Knowledge of the Company, is held by the Company and relates to the maintenance of the mines owned by the Company or its real estate development entitlements or other operations currently conducted by the Company (the "Primary Governmental Authorizations"). To the Knowledge of the Company, each Primary Governmental Authorization listed or required to be listed in Section 4.9 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company has not received any written notice of a violation of or a failure to comply with any material term or requirement of any Primary Governmental Authorization, or any impending termination or cancellation of a Primary Governmental Authorization, listed or required to be listed in Section 4.9 of the Disclosure Schedule.

4.10 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.10 of the Disclosure Schedule, there is no pending Proceeding:

(i) that has been commenced by or against the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying or making illegal any of the Contemplated Transactions.

(b) To the Knowledge of the Company, no such Proceeding has been Threatened in writing. Sellers have delivered, or will make available, to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 4.10 of the Disclosure Schedule.

(c) Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Order to which the Company, or any of the assets owned or used by the Company, is subject which was issued within the three years preceding the date of this Agreement.

4.11 Absence of Certain Changes and Events. Except as set forth in Section 4.11 of the Disclosure Schedule, since September 30, 2001, there has not been any:

(a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, other than the exercise of options granted under the Company's stock option plan;

(b) amendment to the Organizational Documents of the Company;

(c) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Company, taken as a whole;

(d) other than a transaction in the ordinary course of the Company's real estate development business, any sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company;

(e) material change in the accounting methods used by the Company;

(f) a loan by the Company to any Person, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances in the ordinary course of the Company's real estate development business consistent with past practices;

(g) payment, grant or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or, except in the ordinary course of the Company's real estate development business, employee or entry into any employment severance, "phantom" stock rights, stock appreciation rights or similar Contract with any director, officer, or employee; or

(h) adoption of, or increase in the payments to or benefits under, any profit sharing bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company.

4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Disclosure Schedule contains a complete and accurate list, and the Company shall make available or deliver to Purchaser, true and complete copies of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $100,000, excluding all Applicable Contracts for the sale of the Company's lots (provided that the Company has delivered or made available or will make available to Purchaser all Applicable Contracts for the sale of any of the Company's lots);

(ii) each Applicable Contract that was not entered into in the ordinary course of the real estate development business and that involves expenditures or receipts of the Company in excess of $100,000, or provides for an undertaking by the Company to be responsible for consequential damages;

(iii) each Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except those contracts disclosed in the title report produced pursuant to Section 4.5 and personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000), including unrecorded boundary agreement or unrecorded leases, affecting the rights with other property owners to sell, lease, acquire or exchange any real or personal property;

(iv) each Applicable Contract with respect to material patents, trademarks and copyrights owned or licensed by the Company;

(v) each Applicable Contract to or with any labor union or other employee representative of a group of existing employees;

(vi) each Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(vii) each agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Contemplated Transactions or by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(viii) each fidelity or surety bond or completion bond relating to the Company;

(ix) each mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit relating to the Company;

(x) each employment or consulting agreement, Contract or commitment with an employee or individual consultant or salesperson, or consulting or sales agreement, Contract, or commitment with a firm or other organization; and

(xi) each amendment, supplement, and modification (whether oral or written) with respect to any of the foregoing.

(b) To the Knowledge of the Company, except as set forth in Section 4.12(c) of the Disclosure Schedule, each Contract identified or required to be identified in Section 4.12(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(c) To the Knowledge of the Company, except as set forth in Section 4.12(c) of the Disclosure Schedule, there are no outstanding rights to renegotiate any material amounts paid or payable to or by the Company under current or completed Contracts with any Person and, to the Knowledge of the Company, no such Person has made written demand for such renegotiations.

4.13 Insurance.

(a) Sellers have delivered or made available to Purchaser, and Section 4.13(a) of the Disclosure Schedule sets forth a list of:

(i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any officer or director of the Company as such, is or has been covered within the three years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance;

(iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of coverage or of the reserves for claims; and

(iv) any loss experience report prepared internally by the Company or submitted to any other entity by the Company in the last two years.

(b) Section 4.13(b) of the Disclosure Schedule describes:

(i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

(c) Except as disclosed in Section 4.13(c) of the Disclosure Schedule, no policy of insurance relating to the Company has been cancelled within the last two years.

4.14 Environmental Matters. The Company will provide Purchaser with access to all environmental reports commissioned by the Company and all files relating thereto and all written notices received from any Governmental Body pertaining to environmental matters.

4.15 Employees. Section 4.15 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee that has an annual compensation (direct plus indirect) in excess of $25,000, officer or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under the Company's employee benefit plan, including any profit sharing or any Company stock option plan. The Company will provide Purchaser with a schedule of adjustments over the last five years to Hank Rothwell's bonus plan. Except as disclosed in Section 4.15 of the Disclosure Schedule, neither of the Company's chief executive officer nor chief financial officer is bound by a non-competition or similar contract or agreement with an entity other than the Company which affects such employee's abilities to perform its obligations under this Agreement. The Company will provide Purchaser with all employment contracts which fall within the ambit of this Section 4.15. The Company will also provide Purchaser with any collective bargaining agreement that affects the Company.

4.16 Certain Payments. To the Knowledge of the Company, none of the Company, or any director, officer or employee of the Company has (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, (3) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Company or any Affiliate of any of the Company, or (4) in violation of any Legal Requirement, (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.17 Brokers or Finders. Except for Dresdner Klienwort Wasserstein, Inc. ("Dresdner"), a copy of whose engagement agreement has been provided to Purchaser, there is no investment banker, broker, finder or other intermediary that has been engaged or authorized to act on behalf of the Company, and in connection with any of the Contemplated Transactions. Except for the Dresdner Fee (as defined below), Sellers and the Company have not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

4.18 Intellectual Property. To the Knowledge of the Company, the Company has rights to use, whether through ownership, licensing or otherwise, all trademarks, service marks and trade names that are material to the conduct of the business of the Company (collectively the "Intellectual Property Rights"). Except as disclosed in Section 4.18 of the Disclosure Schedule, to the Knowledge of the Company, there are no infringements by any other party of any of the Intellectual Property Rights. Except as set forth in Section 4.18 of the Disclosure Schedule, to the Knowledge of the Company, there are no currently pending lawsuits or written threats thereof against the Company alleging infringement of any intellectual property right of another Person.

4.19 SEC Compliance. Except as disclosed in Section 4.19 of the Disclosure Schedule, the Company has not received from the SEC during the five year period preceding the date hereof, any notice of any failure to comply or deficiency in compliance with any report, schedule, form statement or other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

Section 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants the following:

5.1 Good Standing and Corporate Power. Purchaser is validly existing and in good standing as a limited liability company under the laws of the State of Utah, and has all necessary corporate power to perform its obligations under this Agreement. Purchaser's financial resources are sufficient to enable it to purchase the Shares.

5.2 Authorization. Purchaser (i) has full power and authority to execute, deliver and perform this Agreement and all ancillary agreements to which Purchaser is a party; (ii) where applicable, the execution, delivery and performance of this Agreement and the ancillary agreements to which Purchaser is a party have been duly authorized and approved by such Purchaser's managers, and do not require any further authorization or Consent of Purchaser or its members; and (iii) this Agreement and each of the ancillary agreements to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and are the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

5.3 No Conflicts. Neither the execution and delivery of this Agreement or any of the ancillary agreements or the consummation of the sale of the Shares contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

    (a) conflict with, result in a Breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the Organizational Documents of Purchaser, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Purchaser is subject or by which Purchaser is bound, or (iii) any material court order to which Purchaser is bound; or

    (b) require the approval, Consent, authorization or act of, or the making by Purchaser of any declaration, filing, or registration with, any Person.

5.4 Brokers. Purchaser has not retained any broker or finder in connection with any of the Contemplated Transactions, and, except as provided in Section 13.11 of this Agreement, Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

5.5 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

    (a) Purchaser has substantial experience in evaluating and investing in securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

    (b) Purchase is acquiring the Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

    (c) Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the Contemplated Transactions. Further, Purchaser is aware of no publication of any advertisement in connection with the Contemplated Transactions.

    (d) Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

    (e) Purchaser is a limited liability company and the office of Purchaser in which its investment decision was made is located at the address of Purchaser as set forth in Section 13.4.

5.6 No Other Representations and Warranties as to the Company. Purchaser understands and acknowledges that it is acquiring the Shares and making an Offer (as defined below) based on its own independent investigation of the Company and it is acquiring the Shares and corresponding interest in the Company "as is" with no warranties or representations that survive the Closing other than as set forth in Section 4.1(f). The parties hereto understand and acknowledge that the representations and warranties of Purchaser, Sellers and the Company, as set forth in Sections 4 and 5 of this Agreement, set forth the complete representations and warranties being made by Purchaser, Sellers and the Company and supersede all other agreements, understandings, representations or warranties between Purchaser and Sellers and the Company relating to the subject matter thereof and delivery of the Shares and that such representations and warranties shall not survive the Closing except for Seller's representations and warranties set forth in Section 4.1(f).

Section 6. COVENANTS

6.1 Confidentiality. Purchaser shall hold in strict confidence, and shall cause each of its Affiliates to hold in strict confidence, all documents and non-public information obtained with respect to Sellers and the Company. Purchaser shall not permit any of such documents or information to be used for purposes other than Purchaser's examination of the Company or to be disclosed or conveyed to any other Person, unless (a) such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Contemplated Transactions, (c) the furnishing or use of such information is required by legal Proceedings, or (d) such information is provided to Purchaser's consultants, advisors (legal and other), bankers, or business associates in connection with the Contemplated Transactions. Purchaser shall otherwise comply in all respects with the provisions of the Non-Disclosure Agreement dated as of October 24, 2001 (the "Non-Disclosure Agreement") among Purchaser and Dresdner and shall not use any such information in contravention of the United States securities laws or regulations and or any other applicable law or regulation.

6.2 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees to continue conducting its real estate development business. Subject to the limitations set forth below, the Company shall have the right to (i) enter into Contracts with contractors, engineers, advertising agencies, land planners, attorneys and other professionals in connection with the development and sale of real property, (ii) solicit and enter into Contracts in connection with the sale and purchase of real property and water rights, (iii) pursue land use approvals and entitlements and (iv) develop its property including, without limitation, the construction of infrastructure improvements. The Company shall use commercially reasonable efforts (i) when in the best interest of the Company, to pay or perform obligations when due, (ii) to preserve intact the Company's current officers and key employees and (iii) to preserve relationships with the goal of preserving the ongoing business of the Company and the value and the assets of the Company. Except as set forth in Section 6.2 of the Disclosure Schedule, the Company shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

(a) commence any litigation having a value greater than $10,000,000 or settle any litigation having a value of greater than $5,000,000 without three (3) business days prior notice to Purchaser , provided that nothing herein shall limit the Company's right to otherwise commence or settle any litigation;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any equity securities of the Company, or split, combine or reclassify any equity securities of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity securities of Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any equity securities of the Company (or options, warrants or other rights exercisable therefor);

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase, any such shares or other convertible securities other than capital stock issued upon exercise of options or warrants outstanding as of the date of this Agreement;

(d) cause or permit any amendments to its Organizational Documents;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any Person;

(f) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others (or amend the terms of such agreements or instruments) in an amount greater than $10,000,000 in the aggregate (and in all cases, regardless of the amount, the funds obtained from any such actions shall be only used to finance the Company's real estate development business);

(g) grant any loans to others or purchase debt securities of others which are greater than $50,000 in the aggregate (and in all cases, regardless of the amount, such loans or purchase of debt securities shall be made or done only in connection with the operation of the Company's real estate development business);

(h) grant any severance or termination pay (in cash or otherwise) to any employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof as disclosed in the Disclosure Schedule;

(i) except as set forth in subsection (l), enter into any strategic alliance agreement or arrangement or joint marketing arrangement or agreement in excess of $10,000,000 in the aggregate, other than brokerage arrangements for sale of Phase I of Flagstaff, and copies of which will be provided to Purchaser (and in all cases, regardless of the amount, such alliances or agreements shall be entered into only in connection with the operation of the Company's real estate development business);

(j) take any action to accelerate the vesting schedule of any of the outstanding Company stock options or Company common stock, except acceleration made pursuant to standard written agreements outstanding on the date hereof;

(k) hire or terminate any management-level employees, or encourage any such employees to resign from the Company;

(l) buy and sell lots, units, or portions of real property in a single transaction greater than $10,000,000 in value which is to a single Person or entity;

(m) commence construction or enter into a construction contract, in either case, with payment obligations greater than $10,000,000 in the aggregate;

(n) enter into lines of business other than the development and sale of real property, minerals and water;

(o) enter into any Contract for services that is for a duration of greater than one year and not terminable by the Company on no more than 90 days notice and without cost to the Company;

(p) enter into any transaction with an Affiliate of the Company; or

(q) enter into a contract or agreement to do any of the foregoing.

6.3 Access to Information. From the date hereof to the Closing Date, in each case upon reasonable prior written notice by Purchaser, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to afford the officers, employees and agents of Purchaser reasonable access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Purchaser with such financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request, in each case in any manner that is not unreasonably disruptive of the Company's business or operations; provided, however, that all Persons who are provided with such access or furnished with such information shall comply with the Company's customary health, safety and other visitation procedures when visiting any property, office, plant or other facility.

6.4 No Solicitation of Transactions.

(a) From the date hereof to termination of the Offer (as defined below), Sellers and the Company shall not, directly or indirectly, solicit or initiate the submission of any proposal to (i) acquire the Company or any of the shares of its shares of outstanding stock, (ii) acquire substantially all of the Company's assets or (iii) merge, consolidate or engage in a similar corporate transaction with respect to the Company (each, an "Acquisition Proposal"). Notwithstanding the preceding sentence, however, subject to the terms and conditions of this Section 6.4, Sellers, the Company and its Board of Directors may participate in any discussions or negotiations and may furnish to any other Person information with respect to the Company regarding any potential Acquisition Proposal not solicited, directly or indirectly, by the Company, its Board of Directors, or Sellers after the date hereof. The Company or Sellers, as applicable, shall provide to Purchaser a copy of all written non-public information provided to anyone in connection with or related to an actual or potential Acquisition Proposal (or, a reasonably detailed description of the information provided, if such information has been previously delivered or made available to Purchaser) within two business days following the initial delivery of such non-public information. Sellers or the Company, as applicable, will notify Purchaser of (1) receipt by any Seller or the Company of any written Acquisition Proposal and (2) any Acquisition Proposal not in writing which the Company has presented to its Board of Directors and (3) dissemination of any written notice to the Company's Board of Directors indicating an intent to raise or discuss any Acquisition Proposal at any meeting. The Company and Sellers shall provide to Purchaser such notification orally within two business days and in writing within three business days of the time of receipt of a written Acquisition Proposal, or the date of, or notice to, the meeting of the Board of Directors at which an oral Acquisition Proposal was considered. The notice shall identify in reasonable detail the terms and conditions of the Acquisition Proposal including, but not limited to, the identity of the Person making such Proposal (unless the release of such identity is prohibited by confidentiality agreements or otherwise) and the date of the meeting of the Board of Directors at which the Acquisition Proposal was or is to be considered. The Company and Sellers shall keep Purchaser informed of any material changes to any Acquisition Proposal. For purposes of this paragraph, the term "Sellers" shall not include the Non-Selling Parties or a Seller acting on behalf of, and only at the direction of, a Non-Selling Party. Sellers represent (which representation shall survive Closing) that they will not bring or solicit any Proceeding on behalf of the Non-Selling Shareholders that, if successful, could prevent or delay any of the Contemplated Transactions or which is encompassed by Section 12 herein unless such Sellers are legally obligated to take such action as nominees for the beneficial owners of shares (the Non-Selling Shareholders). Purchaser acknowledges that the Sellers have the right at any time to transfer title to shares of the Company's common stock to any one or more of the Non-Selling Shareholders.

(b) The Board of Directors shall be permitted to withdraw its approval and recommendation of the Contemplated Transactions, but only if a Superior Offer is pending at the time the Board of Directors determines to take such action. The Company shall give Purchaser written notice of any such withdrawal within two business days of its occurrence

6.5 Further Action; Best Efforts. The parties hereto shall cooperate with each other in connection with the making of all filings and submissions necessary under applicable Legal Requirements or otherwise to consummate the Contemplated Transactions, including by providing copies of all such documents to the other party and its advisors prior to filing or submission and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. The parties hereto shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Legal Requirement in connection with the Contemplated Transactions.

6.6 Public Announcements. Purchaser acknowledges and understands that Sellers, subject to advice of Sellers' or the Company's counsel, may publicly announce this Agreement in full and file a copy of this Agreement with the SEC for public disclosure and make all other required disclosures regarding this transaction without Purchaser's consent. Purchaser may make public announcements of this Agreement and the Contemplated Transactions with the prior approval of the Company, which approval shall not be unreasonably withheld.

Section 7. TENDER OFFER

7.1 The Offer.

    (a) On or before the Closing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) (or recommence pursuant to the terms of Section 7.6 herein, if applicable) an unconditional tender offer (the "Offer") for all of the remaining shares of the Company's common stock (the "Remaining Shares"), at a price per share in cash (the "Offer Price") determined pursuant to this Agreement; provided, however, the Offer may be conditioned upon the Closing of the Contemplated Transactions if the Offer is commenced prior to Closing. The Offer shall comply with all applicable rules and regulations of the SEC and the New York Stock Exchange. The Offer Price shall equal $25 minus the amount (the "Per Share Expense Reimbursement") that equals (i) the total fees and expenses paid by Sellers in connection with the Contemplated Transactions, including, without limitation, all reasonable legal fees and one-half of the Dresdner Fee (as defined below) contemplated by Section 13.11(c), divided by (ii) the total number of shares of the Company outstanding on the Closing Date. The Purchaser shall purchase any shares validly tendered pursuant to the Offer.

    (b) If a valid tender offer for the Remaining Shares is made by a third party (a "Competing Offer") while the Offer is still open, Purchaser will extend the Offer for an additional twenty-five (25) business days commencing at the initiation of the Competing Offer. Purchaser's obligation to extend the Offer shall only be in effect for one (1) Competing Offer.

    (c) [Reserved]

    (d) Purchaser shall be responsible for all of its fees and expenses incurred in connection with the Offer, including any filing fees to the SEC and all costs associated with such filings, including preparation and dissemination of its offering documents. Seller shall be responsible for all fees and expenses incurred by it, including Seller's legal counsel's review of documentation, in connection with the Offer.

    (e) This Section 7 shall survive and remain in effect at the time of and after the Closing.

7.2 Cooperation. Sellers and the Company shall cooperate with Purchaser and the Company, as appropriate and its agents, officers and legal counsel in the preparation by Purchaser of the Offer . The Board of Directors of the Company shall recommend acceptance of the Offer by holders of the Remaining Shares. If the Board of Directors of the Company (or any committee thereof) withdraws its recommendation of the Offer and/or recommends a Superior Offer, then the Company shall immediately notify Purchaser of such withdrawal or recommendation in writing.

7.3 Payment for Remaining Shares. As promptly as practicable on the earliest date as of which Purchaser is permitted under applicable law to accept for payment and pay for the Remaining Shares tendered pursuant to the Offer, Purchaser shall accept for payment, purchase and pay for all Remaining Shares tendered pursuant to the Offer (and not validly withdrawn by the holders of such shares).

7.4 Limitations on Amending the Offer. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not (without the prior written consent of Sellers and the Company): (i) withdraw the Offer; (ii) reduce the number of Remaining Shares subject to the Offer; (iii) reduce the price per share to be paid pursuant to the Offer; (iv) change the form of consideration payable in the Offer; or (v) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting any of the holders of Remaining Shares.

7.5 Reimbursement of Expenses. Upon the closing of the Offer, Purchaser shall pay to Sellers an amount in cash equal to (i) the Per Share Expense Reimbursement, multiplied by (ii) the number of Remaining Shares tendered pursuant to the Offer (and not validly withdrawn by the holders of such shares). During the period ending 9 months following the closing of the Offer, Purchaser shall pay to Sellers an amount in cash equal to (i) the Per Share Expense Reimbursement, multiplied by (ii) the number of the Company's shares acquired or obtained in any type of transaction (other than the Offer), including, but not limited to, open market transactions, privately negotiated transactions or a merger in which Purchaser or its Affiliates acquire or accede to all or part of the remaining equity interest in the Company. Such payment shall be made by Purchaser promptly upon Closing of the Offer with respect to the Remaining Shares acquired in the Offer and thereafter any remaining payments promptly after the acquisition or obtainment of any additional Remaining Shares in an amount that generate payment obligations in increments of $10,000 or more.

7.6 Penalties for Breach of Offer Provisions. If (i) the Offer is commenced prior to Closing, (ii) Purchaser withdraws the Offer due to an intervening Proceeding and (iii) Purchaser subsequently closes its purchase of the Shares, then Purchaser shall reinstate the Offer pursuant to the terms hereof as soon as is practicable after the termination of the Proceeding (unless prevented from doing so as a result of a Proceeding). If Purchaser does not purchase at the conclusion of the Offer or any reinstated Offer under this Section 7.6 (as the expiration date of the Offer may be extended pursuant to Section 7.1(b), if applicable), all shares validly tendered (and not validly withdrawn by the holders of such shares) in accordance with the terms of the Offer, unless Purchaser is prevented from doing so as a result of a Proceeding, then Loeb acting in its discretion on behalf of Sellers within twenty (20) days from receipt of notice from Purchaser of its failure to purchase such shares shall have the right, in their sole discretion, to rescind the sale of the Shares; provided, however, that if the Company accepts or recommends a Superior Offer, and/or withdraws its recommendation of the Offer, Sellers shall have no right to rescind the sale of the Shares (unless Purchaser is required by Section 7.1(b) to extend the Offer and does not do so). This rescission right shall be exercised by delivery to Purchaser of a written notice. A closing of the rescission ("Rescission Closing") shall take place upon at least three days written notice by Loeb acting in its discretion on behalf of Sellers. At the Rescission Closing, Purchaser shall return to Sellers certificates, duly endorsed and assigned, evidencing the Shares in exchange for the Purchase Price. This rescission right is in addition to any right of specific performance or any other remedy of Sellers or the Company pursuant to the terms of this Agreement.

Section 8. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

The obligation of Purchaser to purchase the Shares and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

8.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and Sellers set forth in Section 4 shall, as amended from time to time by the Disclosure Schedule and all amendments thereto, be accurate in all material respects when made and as of the Closing Date. At any time prior to the Closing Date (as it may be extended as provided in this Agreement), Sellers and the Company shall promptly amend the Disclosure Schedule by written notice to the Purchaser and Purchaser's Counsel at the address listed in Section 13.4 if they obtain Knowledge of any matter that should be included in the Disclosure Schedule, as required under this Agreement.

8.2 Performance. Sellers and the Company shall have performed, in all material respects, all obligations required by this Agreement to be performed by Sellers and the Company on or before the Closing Date.

8.3 Due Diligence. The Purchaser, in its sole discretion, shall be satisfied with the results of its due diligence investigation of the Company.

8.4 No Proceedings. There shall be no Proceeding pending to enjoin, restrain, prohibit or obtain substantial damages in respect of, related to, or arising out of this Agreement or the consummation of the Contemplated Transactions.

8.5 No Claim Regarding Stock Ownership or Sale Proceeds. There shall be no pending or Threatened claim by any Person asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares or (b) is entitled to all or any portion of the Purchase Price payable for the Shares, which, if successful in either case, would prevent Purchaser from acquiring at Closing, free and clear, at least fifty-one percent (51%) of the outstanding stock of the Company as of the Closing Date after assuming that all options or other rights to acquire common stock of the company have been issued, exercised and converted to common stock, as applicable.

Section 9. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

The obligation of Sellers to cause the Shares to be sold to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Sellers in whole or in part, provided that the waiver of Section 9.2 with respect to the obligations of Section 7 may be waived by Sellers upon the consent of the Company):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5 shall be accurate in all material respects when made.

9.2 Performance. Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date, including, without limitation, the commencement, or reinstatement if applicable, of the Offer as provided in, and subject to the terms of, Section 7 herein.

9.3 No Proceedings. There shall be no Proceedings pending to enjoin, restrain, prohibit or obtain substantial damages in respect of, related to, or arising out of this Agreement or the consummation of the Contemplated Transactions; provided, however, that this Section 9.3 shall not encompass any Proceeding described in Section 11.1(e), and in such event, the terms of Section 11.1(e) shall control and this Section 9.3 shall not apply.

9.4. Insurance. The insurance policy described in Section 12(d) shall, if purchased by the Company, be in effect at Closing; provided, however, that no act or omission on the Company's part within the reasonable control of the Company caused the cancellation or nonrenewal of the policy. This Section 9.4 shall not apply if the insurance policy is cancelled or not renewed for non-payment of premiums.

Section 10. CLOSING DELIVERIES

At the Closing:

(a) Sellers or the Company, as appropriate, will deliver to Purchaser:

(i) certificates representing the Shares, free and clear of any Encumbrance, duly endorsed (or accompanied by duly executed stock powers) for transfer of the Shares to Purchaser with such signatures as may be required by Purchaser's counsel;

(ii) a certificate executed by each Seller and the Company dated the Closing Date representing and warranting to Purchaser that each of Sellers' representations and warranties in this Agreement, as amended from time to time by the Disclosure Schedule, was accurate in all material respects as of the date of Closing (the "Sellers Warranty Certificates");

(iii) a certificate of the corporate Secretary or other authorized person of each Seller (as set forth in that Seller's Organizational Documents), dated the Closing Date certifying as to true and accurate copies of all corporate action taken by the directors of that Seller, related to or in connection with this Agreement and the names, true signatures and incumbency of those persons authorized by the respective Sellers to execute this Agreement and all related documents (the "Sellers' Secretary Certificates");

(iv) a certificate of the corporate Secretary of the Company dated the Closing Date certifying as to true copies of all corporate action taken by the directors of the Company related to or in connection with this Agreement and all related documents thereto, the Certificate of Incorporation (certified by the Secretary of State of Delaware as of a recent date), and the bylaws of the Company as amended to date, and the names, true signatures and incumbency of the officers of the Company authorized to execute this Agreement and the other documents executed or to be executed in connection herewith (the "Company's Secretary's Certificate");

(v) a recent Certificate of Corporate Existence and Tax Good Standing of the Company from the Secretary of State of Delaware (the "Good Standing Certificate");

(vi) resignations of those officers and directors of the Company and subsidiaries or Affiliates of the Company listed on Exhibit B hereto (the "Resignations");

(vii) consents to a change in control of landlords party to any and all material leases of the Facilities which require such consents (the "Landlords' Consents");

(viii) consents to a change in control required by any Applicable Contract (the "Contract Consents"); and

(ix) an opinion of Company's counsel to Purchaser in substantially the form attached hereto as Exhibit C.

(b) Sellers will deliver to Dresdner the amount equal to Seller's obligations to Dresdner as set forth in Section 13.11(c).

(c) Purchaser shall deliver:

(i) to Sellers, the amounts by bank cashier's or certified check or wire transfer the amounts all as set forth in Exhibit A hereof, reduced by the amount of the Deposit other than the portion, if any, of the Deposit used for the satisfaction of Purchaser's obligations pursuant to Section 12;

(ii) [Reserved];

(iii) to Sellers, a certificate dated the Closing Date and executed by Purchaser to the effect that, except as otherwise stated in the certificate, each of Purchaser's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement ("Purchaser's Warranty Certificate");

(iv) to Sellers, a certificate of the Secretary of Purchaser dated the Closing Date certifying as to true copies of all company action taken by the members of Purchaser related to or in connection with this Agreement, and the names, the signatures and incumbency of officers and managers of Purchaser authorized to execute this Agreement and the other documents executed or to be executed in connection herewith (the "Purchaser's Secretary's Certificate"); and

(v) an opinion of Purchaser's counsel to Sellers and the Company in substantially the form attached hereto as Exhibit D.

(d) The Company shall deliver to Dresdner the amount equal to the Company's obligation to Dresdner as set forth in Section 13.11(c).

Section 11. TERMINATION OF AGREEMENT

11.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing without any costs or damages against the other party, except with respect to the termination fee pursuant to Section 11.3 or the Deposit (if delivered to Seller pursuant to Section 3):

    (a) by the mutual written consent of Purchaser and Loeb acting in its discretion on behalf of Sellers and the Company at any time prior to the Closing;

    (b) at any time prior to Closing by Purchaser if a material Breach of any provision of this Agreement has been committed by Sellers or the Company and such Breach has not been waived or cured or by Loeb acting on behalf of Sellers or the Company if a material Breach of any provision of this Agreement has been committed by another Purchaser and such Breach has not been waived or cured;

    (c) by Purchaser if any condition set forth in Section 8 shall not have been satisfied or waived on or before the Closing Date;

    (d) by Loeb acting in its discretion on behalf of Sellers if any condition set forth in Section 9 shall not have been satisfied or waived on or before the Closing Date; or

    (e) by the Company or Loeb acting in its discretion on behalf of Sellers at any time prior to the Closing if (i) Sellers or the Company have received a Superior Offer and (ii) if any temporary restraining order, preliminary or permanent injunction or other order has been issued by any United States federal or state court of competent jurisdiction or other material legal restraint or prohibition has been issued or promulgated by a United States federal or state governmental entity, court or agency in a Proceeding which was initiated by a party other than the Company or Sellers having the effect of compelling consideration of a Superior Offer and sale of the Shares (by any means) to the originator of the Superior Offer. For purposes of this paragraph, the term "Sellers" shall not include the Non-Selling Parties or a Seller acting on behalf of and only at the direction of a Non-Selling Party. Sellers and the Company will control such action and shall consult with Purchaser in the defense of any such action, and, if Sellers and the Company elect not to control such action, Purchaser may undertake the defense of and control such action; provided, however, that if such action falls within the ambit of Section 12, then the provisions of Section 12 governing control and settlement of litigation shall govern. The party that is in control of such action shall use good faith efforts to vigorously defend and will endeavor to promptly resolve any such action; the other parties hereto shall have a right to participate in such action at their sole cost and expense. Sellers and the Company may settle any monetary portion of such action that does not impose upon Purchaser any monetary obligation or liability other than in de minimus amounts, subject to the limitations set forth in Section 12, but may not settle any portion of such action involving sale or other disposition of the Shares without the prior, written consent of the Purchaser. If Purchaser controls such action, Sellers and the Company shall fully cooperate with such defense and hereby consent to any settlement or disposition of any such action effected by Purchaser that does not impose upon the Sellers or the Company any monetary obligation or liability other than in de minimus amounts.

    (f) by Purchaser within ten (10) days of receipt of notice from the Company of its withdrawal of recommendation of the Offer and/or recommendation of a Superior Offer.

    (g) by any party hereto, if the Closing does not occur before the final deadline for Closing set forth in Section 2 herein, provided that the party that seeks to terminate this Agreement is not in Breach of this Agreement. Any Breach of this Agreement shall be subject to the provisions of this Agreement for addressing such Breach.

11.2 Effect of Termination; No Survival. Upon the termination of this Agreement pursuant to Section 11.1:

    (a) Purchaser shall promptly cause to be returned to Sellers all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Purchaser's investigation of the Company's business, operations and legal affairs, including any copies made by Purchaser or any of Purchaser's Affiliates of any such documents or information; and

    (b) neither party hereto shall have any obligation or liability to the other party hereto, except that (i) the parties to the Deposit Agreement shall have the obligations set forth in the Deposit Agreement, (ii) Purchaser shall remain bound by the provisions of this Section 11.2 and Sections 6.1, 12 and 13.11 and by the provisions of the Non-Disclosure Agreement and (iii) Sellers shall remain bound by the provisions of this Section 11.2 and Sections 4.1(f), 6.4, 11.3 and 12. The last two sentences of Section 6.4(a) shall survive ; the remainder of Section 6.4(a) shall survive until the Closing of the Offer Except as specified in the preceding sentence, all representations, warranties, covenants, terms and agreements shall terminate and no longer survive nor have any effect.

11.3 Termination Fees. If (i) this Agreement shall have been validly terminated by Sellers pursuant to Section 11.1(e) and (ii) the Shares are purchased pursuant to the Superior Offer, then Sellers shall pay to Purchaser the sum of $2,500,000 within five business days after the closing of such Superior Offer.

11.4 Reinstatement. If this Agreement is terminated by Sellers pursuant to Section 11.1(e) or by Purchaser pursuant to Section 11.1(f) (pertaining to recommendation of a Superior Offer) but the Sellers or the Company, as applicable, do not sell their shares pursuant to the Superior Offer, Purchaser shall have the right at its sole option to reinstate this Agreement (if not prevented from doing so by court order) with the time periods set forth in Section 2 continuing to run as if the date of reinstatement were the day after the day of such termination, pursuant to all of the terms hereto; provided, however, in no event shall the Closing Date be less than thirty (30) days from the date of such reinstatement. This Section 11.4 shall survive an termination of this Agreement.

Section 12. INDEMNIFICATION

(a) Subject to the limitations contained in subsection (d) below, Purchaser and the Company shall defend, indemnify and hold harmless each Seller, the Company and any of their respective officers, directors, employees, stockholders, partners, members, advisors or attorneys (collectively, "Agents") from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense (including, without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim), in connection with any action, suit, proceeding or demand by any direct or indirect stockholder of the Company or other party (other than the Company or Sellers, where for purposes of this parenthetical, the term "Sellers" shall not include the Non-Selling Parties or a Seller acting on behalf of, and only at the direction of, a Non-Selling Party) relating to or alleging that (i) in connection with the Contemplated Transactions, any actions, omissions or failure to act by Sellers violated the Sellers' fiduciary duties, as owners of the Shares, to minority shareholders of the Company including the Non-Selling Parties or the Company (a "Seller/Shareholder Action"); or (ii) any executive officer or director of the Company (respectively, "Executive Officer" and "Director") violated his or her fiduciary obligations in such capacity to minority shareholders of the Company including the Non-Selling Parties or the Company by (a) approving or authorizing the Company's execution and consummation of this Agreement or (b) recommending the Offer (an " Executive Officer/Director Action"). Purchaser shall secure its obligations pursuant to this Section 12 with the Deposit. Purchaser's obligations hereunder shall not be limited to the amount of the Deposit.

Purchaser shall have the right at its sole option to control and assume the defense of any Seller/Shareholder Action. Any Seller, the Company or any Agents named in such action shall fully cooperate with such defense and hereby consent to any settlement or disposition of such action effected by Purchaser that does not impose upon the Sellers or the Company or any Agents any monetary obligation or liability other than in de minimus amounts.

With respect to any Executive Officer/Director Action, the Executive Officer or Director who is the defendant in such action shall control any such action initiated prior to Closing and shall use good faith efforts to vigorously defend and endeavor to promptly resolve such action; and Purchaser shall have a right to participate in such defense at its own expense. Such Executive Officer or Director shall not agree to any settlement of any Executive Officer/Director Action without the prior, written consent of the Purchaser,. Purchaser may assume control over and defense of any Executive Officer/Director Action against any Executive Officer or Director which is initiated after Closing, and such Executive Officer or Director shall fully cooperate with such defense and hereby consent to any settlement or disposition of such action effected by Purchaser that does not impose upon such Executive Officer or Director any monetary obligation or liability other than in de minimus amounts. Any Executive Officer or Director named in such action shall have a right to participate in such action at its or their sole cost and expense. Under no circumstances shall such Executive Officer or Director agree to a settlement of any action under this Section 12 involving sale or other disposition of the Shares without the prior, written consent of the Purchaser. If a Seller/Shareholder Action and an Executive Officer/Director action are one and the same action, the action shall be treated as if it were an Executive Officer/Director Action for the purposes of the control (but not the settlement) provisions in this Section 12.

(b) Sellers, severally and not jointly, shall defend, indemnify, and hold harmless Purchaser and any of its officers, directors, employees or stockholders from and against any claim, liability, obligation, loss, damage, assessment, judgment, costs or expense (including, without limitation, reasonable attorneys' fees) arising from, caused by or related to any Breach of such Seller's representations and warranties set forth in Section 4.1(f) of this Agreement in any Proceeding brought by a third party.

(c) The Purchaser's and the Company's obligations set forth in this Section 12 shall survive in connection with any action, suit, proceeding or demand initiated within a period of three years after the Closing and shall remain the obligations of the Company and Purchaser and any surviving entity or successor in interest (excluding purchasers of assets for value but including recipients of assets for other than fair value) and the surviving entity in the case of any subsequent sale, merger, consolidation, or change in ownership of the Company or Purchaser. If the Company or the Purchaser, or any successor in interest, incurs any indebtedness for the purpose of purchasing or redeeming capital stock of the Company or the Purchaser, respectively, or making dividends, the indemnification obligations hereunder shall include indemnification by the recipients of such proceeds or funds with respect to such purchase, redemption, distribution or dividend.

(d) Contemporaneous with or subsequent to with the signing of this Agreement, the Company may purchase the insurance policy described on Exhibit B hereto, provided, however, that the premium that the Company shall be obligated to pay for such insurance policy shall not exceed $225,000 in the aggregate, with any portion of such premium exceeding $225,000 to be the responsibility of Sellers.

Section 13. MISCELLANEOUS PROVISIONS

13.1 Compliance with Laws. The parties hereto shall execute such agreements and other documents, and shall take such other actions, as the other parties hereto may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the Contemplated Transactions are carried out in full compliance with the provisions of all applicable laws and regulations, including without limitation, the United States securities laws and regulations.

13.2 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

13.3 Venue and Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. If any legal Proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in Delaware, which shall be deemed to be a convenient forum. Purchaser and Sellers hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Delaware and expressly waive (to the extent permitted by law) the right to bring an action in any other jurisdiction. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal Proceeding arising out of or related to this Agreement or the Contemplated Transactions.

13.4 Notices. All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, by facsimile transmission to such party at the facsimile number set forth for such party on the signature pages below with a copy sent by depositing the same with Federal Express or another reputable private courier service ("Courier") for the soonest business day delivery offered by Courier to the intended addressee at its address set forth below (or at such other address as the intended recipient shall have specified in as written notice given to the other party hereto), or by depositing the same with Courier for the soonest business day delivery offered by Courier to the intended addressee at its address set forth below (or at such other address as the intended recipient shall have specified in as written notice given to the other party hereto):

    if to Purchaser:

    Capital Growth Partners, LLC
    Attn: Gerald A. Jackson
    Box 1776
    Park City, UT 84060
    Fax: 435 645 7304

    with a copy to:

    Robert A. Trevisani, Esq.
    Gadsby Hannah LLP
    225 Franklin Street
    Boston, MA 02110
    Fax: 617 204 8013

    if to the Company:

    United Park City Mines Company
    Attn: Hank Rothwell
    P.O. Box 1450
    Park City, UT 84060
    Fax: 435 649 8035

    if to Sellers:

    c/o Loeb Investors Co. XL
    Attn: Joseph S. Lesser
    521 5th Avenue, Suite 2300
    New York, NY 10175
    Fax: [212 883 0388]

    with copies to:

    Tivoli Partners
    Attn: Peter Kenner
    42 East 81st Street
    New York, NY 10028
    Fax: [212 439 9095]

    Labrador Partners, LP
    Attn: Stephen Farley
    655 Third Avenue
    Suite 2520
    New York, NY 10128
    Fax: [212 421 8745]

    Garth B. Jensen, Esq.
    Holme Roberts & Owen LLP
    1700 Lincoln, Suite 4100
    Denver, CO 80203
    Fax: 303 866 0200

13.5 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13.6 Assignment. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, however, that (i) Sellers may, prior to Closing, assign to any Person its right to receive all or any portion of the amount payable to Sellers under Section 1 and its right to receive all or any portion of any amount payable to Sellers under the Deposit Agreement and (ii) Purchaser may assign all or part of its rights under this Agreement to a company or other legal entity controlled by it.

13.7 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

13.8 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

13.9 Entire Agreement. This Agreement, the Deposit Agreement and the Non-Disclosure Agreement set forth the entire understanding of Purchaser, Sellers and the Company and supersede all other agreements and understandings between Purchaser, Sellers and the Company relating to the subject matter hereof and thereof.

13.10 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

13.11 Fees and Expenses.

(a) Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, escrow fees or other similar taxes, fees, charges or expenses incurred by Sellers, the Company or any other party in connection with the transfer of the Shares to Purchaser or in connection with any of the Contemplated Transactions shall be borne and paid exclusively by party upon whom the legal obligation to pay such tax, fee, charge or expense falls.

(b) Any fees or expenses incurred in connection with the Deposit Agreement in Section 3, shall split by Purchaser and Sellers.

(c) Except as provided elsewhere in this Agreement, all other fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Closing occurs; provided, however, that any fees arising from the sale of the Shares and, if any, the Remaining Shares tendered pursuant to the Offer or otherwise purchased by Purchaser payable to Dresdner (the "Dresdner Fee") pursuant to the engagement letter by and between Dresdner and the Company dated June 14, 2001, shall be split equally between Sellers and the Company and so paid promptly when due; provided, however, that Purchaser shall reimburse Sellers pursuant to Section 7.5 of this Agreement for the portion of the half of the Dresdner Fee paid by Sellers allocable to the Remaining Shares. Purchaser's reimbursement obligations herein shall be limited to reimbursement under Section 7.5 of this Agreement.

(d) Sellers shall divide the fees payable by them or allocable to them, including without limitation the Dresdner Fee, and all of their incurred expenses among themselves proportionately to their individual percentage of ownership of the Shares.

(e) The Company shall bear the expense of the time and expenditures expended by its professional consultants to disclose existing information to Purchaser in connection with Purchaser's due diligence in connection with this Agreement up to an amount of $20,000. Purchaser shall pay any amounts expended above that figure. Neither the calculation of the Company's expenditure nor Purchaser's expenditures provided for hereunder shall include payment for attorneys fees for legal advice provided in connection with this Agreement or the Contemplated Transactions.

13.12 Remedies. Remedies for a Breach of this Agreement by the Company or any Seller (other than a Breach of Section 4.1(f) or 11.3) shall be limited to specific performance. Any claim by Purchaser arising from or relating to a Breach of Section 4.1(f)may seek any damages available at law or equity other than consequential damages, unless such breach of Section 4.1(f) was intentional or Sellers had Knowledge of such breach prior to Closing, in which case Purchaser may seek any damages available at law or equity for such Breach. Sellers' liability hereunder shall be several, and not joint, liability. If Purchaser acquires at Closing at least fifty-one percent (51%) of the outstanding common stock of the Company as of the Closing Date after assuming that all options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock, as applicable, then the remedies provided for herein do not apply to any action alleging that Purchaser was harmed because it failed, due to the Seller's inability to deliver all of the Shares in accordance with the terms hereof, to obtain a sufficient majority of the shares of the outstanding common stock of the Company after the Offer to satisfy any provisions requiring a majority of shares in excess of sixty-six percent (66%) that may exist in the Company's Organizational Documents or in any Legal Requirements.

13.13 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Purchaser, Sellers and the Company.

13.14 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of all parties hereto shall not survive the Closing, except for Sections 4.1(f), 6.1, 6.4, 7, 11.3, 11.4 and 12.

13.15 Agent for Sellers.

(a) Each of the Sellers hereby appoints Loeb as its agent and attorney-in-fact, for and on behalf of Sellers to give and receive notices and communications, to make the elections specified within this agreement, and to take all other actions that are either (i) necessary or appropriate in the judgment of Loeb for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from Sellers in care of Loeb shall constitute notice to or from Sellers.

(b) Loeb shall not be liable for any act done or omitted hereunder as Sellers' agent and attorney-in-fact while acting in good faith and in the exercise of reasonable judgment. Sellers, proportionately to their individual percentage of ownership of the Shares, shall indemnify Loeb and hold Loeb harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Loeb and arising out of or in connection with the acceptance or administration of Loeb's duties hereunder.

13.16 Interpretation of Agreement.

(a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, the words "include", "including" and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

(d) References herein to "Sections" and "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.

13.16 Counterparts. This Agreement may be signed in counterparts, all of which together shall constitute one and the same instrument.

13.17 Definitions. For the purposes of this Agreement, the following terms shall have the definitions ascribed to them below:

"Acquisition Proposal" -- as defined in Section 6.4(a).

"Affiliate" - any Person controlling, controlled by or under common control with, the specified Person, and "control" of a Person (including, with correlative meaning, the terms "controlled by" and "under common control with") means (a) the beneficial ownership of 10% or more of the voting securities of such Person, (b) the status of being a director, officer, executor, trustee or other fiduciary of such Person or (c) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"Applicable Contract" - any Contract (a) under which the Company has or may acquire any material rights, or (b) under which the Company has or may become subject to any material obligation or liability.

"Board of Directors" - the board of directors of the Company.

"Breach" - a "Breach" of representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or violation of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Closing" - as defined in Section 2.

"Closing Date" - the date on which the Closing takes place.

"Company" - as defined in the introduction of this Agreement.

"Company SEC Documents" - as defined in the Section 4.3.

"Consent" - any approval, consent, ratification, waiver or other authorization (including Governmental Authorization).

"Contemplated Transactions" - all of the transactions contemplated by this Agreement, including the Offer.

"Contract" - any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Deposit" - as defined in Section 3.

"Deposit Agent" - as defined in Section 3.

"Deposit Agreement" - as defined in Section 3.

"Disclosure Schedule" - the disclosure schedule prepared by Sellers and attached hereto.

"Dresdner" - as defined in Section 4.17.

"Dresdner Fee" - as defined in Section 13.11.

"Encumbrance" - any charge, claim, restriction, community property interest, condition, equitable interest, lien, option, pledge or security interest.

"ERISA" - the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Extension Event" - as defined in Section 2.

"Exchange Act" - the Securities and Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant thereto or any successor law.

"Facilities" - any real property, leaseholds, or other interests currently or formerly owned, rented, leased or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company.

"GAAP" - generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements with which it refers were prepared.

"Governmental Authorization" - any material approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" - any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; and

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Initial Closing Date Deadline" - as defined in Section 2.

"Intellectual Property Rights" - as defined in Section 4.18.

"IRC" - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations and rules issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" - The United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) (the "Designated Persons") has Knowledge of such fact or other matter. In the case of the Company, the Designated Persons shall be limited to the Company's Board of Directors, President, Chief Executive Officer, Chief Financial Officer Kerry C. Gee, Vice President.

"LC" - as defined in Section 3.

"Legal Requirement" - any federal, state, local or municipal constitution, law, ordinance, regulation or statute, the application of which has a material affect on the Company.

"Loeb" - as defined in Section 4.1.

"Merger" - as defined in Section 7.1.

"Non-Disclosure Agreement" - as defined in Section 6.1.

"Non-Selling Parties" - as defined in Section 4.1.

"Offer" - as defined in Section 7.1.

"Offer Price" - as defined in Section 7.1.

"Order" - any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator that would have a material adverse affect on the subject of such Order.

"Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and certificate of formation of a limited liability company; (e) the trust agreement and all related documents if a trust; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

"Per Share Expense Reimbursement" - as defined in Section 7.1.

"Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Postponement" - as defined in Section 2.

"Postponement Period" - as defined in Section 2.

"Primary Governmental Authorizations" - as defined in Section 4.9.

"Proceeding" - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price" - as defined in Section 1.2.

"Purchaser" - as defined in the first paragraph of this Agreement.

"Remaining Shares" - as defined in Section 7.1.

"Rescission Closing" - as defined in Section 7.6.

"SEC" - means the United States Securities and Exchange Commission.

"Securities Act" - the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant thereto or any successor law.

"Sellers" - as defined in the first paragraph of this Agreement.

"Shares" - as defined in the Recitals of this Agreement.

"Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Superior Offer" - means any Acquisition Proposal made after the date hereof that the Board of Directors determines is more favorable and provides greater value to the Company's stockholders to whom the Acquisition Proposal is made than the Contemplated Transactions, taking into account all of the terms and conditions of this Agreement. In the case of any proposed sale of assets or similar transaction, the offer price per share shall be calculated on the basis of cash that would directly or indirectly be realized by the stockholders after giving effect to any Taxes payable by the Company.

"Tax" - any tax (including any income tax, capital gains tax, employment tax, value-added tax, sales tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

"Tax Return" - any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any Legal Requirement relating to any Tax.

"Threatened" - a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any written notice has been given that a Proceeding or action will be asserted or commenced.

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Purchaser, Sellers and the Company have caused this Agreement to be executed by their duly authorized representatives as of February 21, 2002.

CAPITAL GROWTH PARTNERS, LLC

By: /s/ Gerald A. Jackson
Name: Gerald A. Jackson
Title: Manager

LOEB INVESTORS CO. XL

By: /s/ Joseph S. Lesser
Name: Joseph S. Lesser
Managing Partner

LABRADOR PARTNERS, LP

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Managing Partner

TIVOLI PARTNERS, a limited partnership

By: /s/ Peter Kenner
Name: Peter Kenner
Title: General Partner

PETER I. KENNER

By: /s/ Peter I. Kenner
Name: Peter I. Kenner

PETER KENNER CUST
FBO NICHOLAS KENNER

By: /s/ Peter Kenner
Name: Peter Kenner
Title: Custodian

IRA FBO PETER I. KENNER

By: /s/ Peter Kenner
Name: Peter Kenner
Title: Custodian

KATHERINE IRENE KENNER TRUST

By: /s/ Clara Halperin
Name: Clara Halperin
Title: Successor Trustee

PETER KENNER CUST
FBO KATHERINE I. KENNER

By: /s/ Peter Kenner
Name: Peter Kenner
Title: Custodian

P. KENNER & B. KENNER TRUST

By: /s/ Clara Halperin
Name: Clara Halperin,
Title: Trustee

PETER KENNER ANNUITY TRUST

By: /s/ Clara Halperin
Name: Clara Halperin
Title: Trustee

UNITED PARK CITY MINES

By: /s/ Hank Rothwell
Name: Hank Rothwell
Title: President

EILEEN FARLEY

/s/ Eileen Farley
Eileen Farley

Eileen Farley Trust

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Trustee

John Farley Trust

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Trustee

J. C. Walter

/s/ J. C. Walter
J. C. Walter

T. Y. WONG FOUNDATION

By: /s/ Eleanor Wong
Name: Eleanor Wong
Title: President

TRUST f/b/o JOHN S. FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Guardian

TRUST f/b/o GRACE FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Guardian

Schedule A

Sellers and Ownership Information

Name	Shares	Purchase Price

Loeb Investors Co. XL	1,268,154.55	$ 31,703,863.75
Labrador Partners, LP	367,000	$ 9,175,000
Eileen Farley	5,700	$ 142,500
Eileen Farley Trust	6,900	$ 172,500
John Farley Trust	6,500	$ 162,500
J. C. Walter	7,600	$ 190,000
T. Y. Wong Foundation	17,000	$ 425,000
John S. Farley	229	$ 5,725
Grace Farley	229	$ 5,725
Tivoli Partners	98,820	$ 2,470,500
Peter I. Kenner	25,872	$646,800
Peter I. Kenner Cust FBO Nicholas Kenner	650	$16,250
IRA FBO Peter I. Kenner DLJSC as Custodian	128	$3200
Katherine Irene Kenner Trust Clara Halperin Successor TTEE	115	$2875
Peter Kenner Cust FBO Katherine I. Kenner	55	$1375
P. Kenner & B. Kenner Trust Clara Halperin TTEE DTD	30	$750
Peter Kenner Annuity Trust DTD 3/27/91 Clara Halperin TTEE	25	$625

Total	1,805,007.55	$ 45,125,188.75